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                 May 15, 2023

       Dermot Smurfit
       Chief Executive Officer
       GAN Ltd
       400 Spectrum Center Drive, Suite 1900,
       Irvine, CA 92618

                                                        Re: GAN Ltd
                                                            Registration
Statement on Form S-1
                                                            Filed May 8, 2023
                                                            File No. 333-271734

       Dear Dermot Smurfit:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Aliya Ishmukhamedova, Staff Attorney, at 202-551-7519 or Jan Woo,
       Legal Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jeffrey H. Kuras